Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	May 4, 2020
Contact:	Randall P. Burton, II
Vice President and CFO
Telephone:	540-777-3997

RGC RESOURCES, INC. REPORTS
SECOND QUARTER EARNINGS

ROANOKE, Va. (May 4, 2020)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $5,680,316 or $0.70 per diluted share for the quarter ended March 31, 2020. This compares to consolidated earnings of $4,670,090 or $0.58 per diluted share for the quarter ended March 31, 2019. CEO Paul Nester stated, “Prior to the COVID-19 pandemic, we experienced strong earnings growth driven primarily by improved utility margins and the investment in the Mountain Valley Pipeline (MVP)”.

Earnings for the twelve months ending March 31, 2020 were $11,281,412 or $1.39 per diluted share outstanding compared to $8,876,066 or $1.10 per diluted share for the twelve months ended March 31, 2019. Nester attributed the significant increase in trailing twelve-month net income to improved utility margins associated with infrastructure replacement programs, implementation of the new non-gas rates, and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Net income for the three months ended March 31, 2020 is not indicative of the results to be expected for the fiscal year ending September 30, 2020 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Additionally, the COVID-19 pandemic creates significant economic uncertainty for the remainder of fiscal 2020. Net income for the remainder of fiscal 2020 is expected to be lower than the corresponding period in 2019.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Revenues	$22,437,731	$25,274,959	$63,758,003	$68,352,418
Operating expenses	15,438,115	19,071,476	49,548,649	56,334,782
Operating income	6,999,616	6,203,483	14,209,354	12,017,636
Equity in earnings of MVP	1,188,593	698,175	4,041,803	1,859,431
Other income, net	317,892	121,709	579,822	436,014
Interest expense	1,038,293	892,649	4,032,598	2,925,165
Income before income taxes	7,467,808	6,130,718	14,798,381	11,387,916
Income tax expense	1,787,492	1,460,628	3,516,969	2,511,850
Net income	$5,680,316	$4,670,090	$11,281,412	$8,876,066
Net earnings per share of common stock:
Basic	$0.70	$0.58	$1.40	$1.11
Diluted	$0.70	$0.58	$1.39	$1.10
Cash dividends per common share	$0.1750	$0.1650	$0.6800	$0.6400
Weighted average number of common shares outstanding:
Basic	8,122,157	8,032,218	8,081,438	8,002,357
Diluted	8,144,963	8,073,149	8,112,308	8,048,787

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,
Assets	2020	2019
Current assets	$16,603,503	$18,423,004
Total utility plant, net	189,667,211	173,936,238
Other assets	64,317,462	45,648,765
Total Assets	$270,588,176	$238,008,007
Liabilities and Stockholders’ Equity
Current liabilities	$17,172,195	$21,382,448
Long-term debt, net	112,231,649	86,904,965
Deferred credits and other liabilities	50,866,985	44,746,077
Total Liabilities	180,270,829	153,033,490
Stockholders’ Equity	90,317,347	84,974,517
Total Liabilities and Stockholders’ Equity	$270,588,176	$238,008,007